Exhibit 23.5

CONSENT OF COUNSEL

I consent to the incorporation by reference in this Registration Statement of Meritor, Inc. ("Meritor") on Form S-3 of the references to me under the headings "Item 1. Business - Environmental Matters" and "Item 3. Legal Proceedings" in the Annual Report on Form 10-K of Meritor for the fiscal year ended October 1, 2017.

By	/s/ April Miller Boise
April Miller Boise Senior Vice President, General Counsel
and Corporate Secretary of Meritor, Inc.

Date: December 13, 2017